   As filed with the Securities and Exchange Commission on September 30, 1997
                                                    Registration No. 333-20623
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------


                                 Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                ----------------

                         FLEXTRONICS INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

             Singapore                                  Not Applicable
  (State or Other Jurisdiction              (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                         Blk 514, Chai Chee Lane #04-13
                                Singapore 469029
                                  (65) 449-5255
          (Address and telephone number of principal executive offices)

                                MICHAEL E. MARKS
                Chairman of the Board and Chief Executive Officer
                         Flextronics International Ltd.
                                2241 Lundy Avenue
                           San Jose, California 95131
                                 (408) 428-1300
            (Name, address and telephone number of agent for service)

                                ----------------

                                   Copies to:


                               GORDON K. DAVIDSON
                               DAVID K. MICHAELS
                                 Fenwick & West
                              Two Palo Alto Square
                          Palo Alto, California 94306


        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
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                                 223,321 Shares

                         Flextronics International Ltd.

                                 Ordinary Shares
                           (S$.01 par value per share)

                                ----------------

         This Prospectus relates to the public offering, which is not being underwritten, of 223,321 Ordinary Shares, S$.01 par value per share, of Flextronics International Ltd. ("Flextronics", the "Company" or the "Registrant"). All 223,321 shares (the "Shares") may be offered by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") who received such shares in connection with the acquisition by statutory merger of Fine Line Printed Circuit Design, Inc. ("Fine Line") through a merger of Fine Line with and into a wholly- owned subsidiary of the Company, Flextronics International USA, Inc. See "The Merger." The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof.

         The Shares may be offered by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Sale of the Shares."

         The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Shareholders.


The Ordinary Shares are quoted on the Nasdaq National Market under the symbol FLEXF. On September 29, 1997 the average of the high and low price for the Ordinary Shares was $46.06 per share.


                                ----------------

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Sale of the Shares" herein for a description of indemnification arrangements.

                                ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------


                The date of this Prospectus is September 30, 1997

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Ordinary Shares of the Company are quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Ordinary Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Ordinary Shares offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                     INFORMATION INCORPORATED BY REFERENCE


         The following documents filed with the Commission (File No. 0-23354) pursuant to the Exchange Act are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended March 31, 1997 including, without limitation, the information included under the following captions: (i) "Summary Consolidated Financial Data", (ii) "Risk Factors", (iii) "Selected Consolidated Financial Data", (iv) "Management's Discussion and Analysis of Financial Condition and Results of Operations", (v) "Business", (vi) "Management", and
(vii) "Consolidated Financial Statements"; (b) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, (c) the Company's Current Report on Form 8-K as amended on Form 8-K/A for the event reported on February 2, 1996; (d) the Company's Current Report on Form 8-K for the event reported on April 11, 1997;
(e) the Company's Current Report on Form 8-K as amended on Form 8-K/A for the event reported on August 11, 1997; (f) the description of the Company's Ordinary Shares, S$.01 par value per share, contained in its Registration Statement on Form 8-A dated January 31, 1994, including any amendment or report filed for the purpose of updating such description; and (g) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.


         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein



                                       2.

by reference (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into the information this Prospectus incorporates). Requests should be directed to Flextronics International Ltd., 2241 Lundy Avenue, San Jose, California 95131, Attention Michael E. Marks, Chairman of the Board and Chief Executive Officer, telephone (408) 428-1300.

                                   THE COMPANY


         Flextronics International Ltd. ("Flextronics" or the "Company") is a provider of advanced contract manufacturing services to original equipment manufacturers ("OEMs") in the communications, computer, consumer electronics and medical device industries. Flextronics offers a full range of services including product design, printed circuit board ("PCB") fabrication and assembly, materials procurement, inventory management, final system assembly and testing, packaging and distribution. The components, subassemblies and finished products manufactured by Flextronics incorporate advanced interconnect, miniaturization and packaging technologies, such as surface mount ("SMT"), chip-on-board ("COB"), ball grid array ("BGA") and miniaturized gold-plated PCB technology.



        Flextronics is incorporated in Singapore under the Companies Act, Chapter 50 of Singapore (the "Companies Act"). The Company's principal executive offices are located at 514 Chai Chee Lane #04-13, Bedok Industrial Estate, Singapore 469029, and its telephone number is (65) 449-5255. The address of the Company's principal U.S. office is 2090 Fortune Drive, San Jose, California 95131, and its telephone number is (408) 428-1300.


                                  RISK FACTORS


         The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Ordinary Shares offered hereby. The discussion in this Prospectus, and in the documents incorporated by reference herein, contains certain forward-looking statements, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus, and in the documents incorporated by reference herein, should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus and in such incorporated documents. The Company's actual results could differ materially from those discussed in this Prospectus and in the documents incorporated by reference herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein and in such incorporated documents.


RISKS OF KARLSKRONA ACQUISITION


         On March 27, 1997, the Company acquired from Ericsson Business Networks AB ("Ericsson") two manufacturing facilities (the "Karlskrona Facilities") located in Karlskrona, Sweden and related inventory, equipment and other assets for approximately $82.4 million in cash. The acquisition of the Karlskrona Facilities and the execution of a multi-year purchase agreement between the Company and Ericsson (the "Purchase Agreement") represent a significant expansion of the Company's operations, and entail a number of risks. In particular, the Karlskrona Facilities had operated as captive manufacturing facilities for Ericsson prior to March 27, 1997 and are now being integrated into the Company's ongoing manufacturing operations. This requires optimizing production lines, implementing new management information systems, implementing the Company's operating systems, and assimilating and managing existing personnel. The difficulties of this integration may be further complicated by the geographical distance of the Karlskrona Facilities from the Company's other operations in East Asia and North America. In addition, the acquisition of the Karlskrona Facilities and the execution of the Purchase Agreement (the "Karlskrona Acquisition") has increased and will continue to increase the Company's expenses and working capital requirements, and has burdened the Company's management resources. In the event the Company is unsuccessful in integrating these operations, the Company would be materially adversely affected.



         As a result of the Karlskrona Acquisition, sales to Ericsson represent, and the Company expects will continue to represent, a large portion of its net sales. See "-- Customer Concentration; Dependence on Electronics Industry." Prior to the Karlskrona Acquisition, Ericsson was not a substantial customer of the Company. The Company has no experience operating in Sweden, and there can be no assurance that the Company can achieve acceptable levels of profitability, or reduce costs and prices to Ericsson over time as contemplated by the Purchase Agreement. In addition, there can be no assurance that the Company will not encounter difficulties in meeting Ericsson's expectations as to product quality and timeliness. If Ericsson's requirements exceed the volume anticipated by the Company, the Company may be unable to meet these requirements on a timely basis. The Company's inability to meet Ericsson's volume, quality, timeliness and cost requirements, and to quickly resolve any other issues with Ericsson, could have a material adverse effect on the Company and its results of operations. There can also be no assurance that Ericsson will purchase a sufficient quantity of products from the Company to meet the Company's expectations or that the Company will utilize a sufficient portion of the capacity of the Karlskrona Facilities to achieve profitable operations.



         The Company intends to use the Karlskrona Facilities to manufacture products for OEMs other than Ericsson. The Company has no commitments by any third party to purchase manufacturing services to be provided at the Karlskrona Facilities, and no assurance can be given that the Company will be successful in marketing and providing manufacturing services to third parties from the Karlskrona Facilities. Ericsson also has certain rights to be consulted on the management of the Karlskrona Facilities and to approve the use of the Karlskrona Facilities for Ericsson's competitors, or for other customers where such use might adversely affect Ericsson's access to production capacity at the facilities. Further, no assurances can be given as to the Company's ability to expand manufacturing capacity at the Karlskrona Facilities.



         The Purchase Agreement contains cost reduction targets and price limitations and imposes on the Company certain manufacturing quality requirements, and there can be no assurance that the Company can achieve acceptable levels of profitability under the Purchase Agreement or reduce costs and prices to Ericsson over time as contemplated by the Purchase Agreement. In addition, the Purchase Agreement requires that the Company maintain a ratio of equity to total liabilities, debt and equity of at least 25%, and a current ratio of at least 120%. Further, the Purchase Agreement prohibits the Company from selling or relocating the equipment




                                       3.

acquired in the transaction without Ericsson's consent. A material breach by the Company of any of the terms of the Purchase Agreement could allow Ericsson to repurchase the assets conveyed to the Company at the Company's book value or to obtain other relief, including the cancellation of outstanding purchase orders or termination of the Purchase Agreement. Ericsson also has certain rights to be consulted on the management of the Karlskrona Facilities and to approve the use of the Karlskrona Facilities for Ericsson's competitors or for other customers where such use might adversely affect Ericsson's access to production capacity at the facilities. In addition, without Ericsson's consent, the Company may not enter into any transactions that could adversely affect its ability to continue to supply products and services to Ericsson under the Purchase Agreement or its ability to reduce costs and prices to Ericsson. As a result of these rights, Ericsson may, under certain circumstances, retain a significant degree of control over the Karlskrona Facilities and their management.

INCREASED LEVERAGE

     At June 30, 1997, the Company had consolidated indebtedness of approximately $163.6 million (including bank borrowings, long-term debt and capitalized lease obligations, and excluding $9.0 million of liabilities relating to the Astron acquisition that the Company intends to repay in the Company's Ordinary Shares). The Company's indebtedness at June 30, 1997 included $111.0 million borrowed on March 27, 1997, which substantially increased the Company's leverage. The Company's ratio of indebtedness to shareholders' equity increased from approximately 75.6% at June 30, 1996 to 184.8% at June 30, 1997.

     The degree to which the Company is leveraged could have important consequences to the Company and its shareholders, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions or other purposes may be limited or impaired; (ii) the Company's operating flexibility with respect to certain matters will be limited by covenants that limit the ability of the Company and certain of its subsidiaries to incur additional indebtedness, grant liens, make capital expenditures, pay dividends, redeem capital stock or prepay certain subordinated indebtedness and enter into sale and leaseback transactions; and (iii) the Company's degree of leverage may make it more vulnerable to economic downturns, may limit its ability to pursue other business opportunities and may reduce its flexibility in responding to changing business and economic conditions.

     The Company's ability to generate cash for the repayment of debt will be dependent upon the future performance of the Company's business, which will in turn be subject to financial, business, economic and other factors affecting the business and operations of the Company, including factors beyond its control, such as prevailing economic conditions.

     The Company may seek growth through selective acquisitions, including significant acquisitions. The Company could incur substantial additional indebtedness in connection with a significant acquisition, in which event the Company's leverage would be further increased.

MANAGEMENT OF EXPANSION AND CONSOLIDATION

     The Company has experienced rapid expansion in recent years through both internal growth and acquisitions, with net sales increasing from $100.8 million in fiscal 1993 to $490.6 million in fiscal 1997, and reaching $196.9 million in the three months ended June 30, 1997. There can be no assurance that the Company's historical growth will continue or that the Company will successfully manage the integration of acquired operations. Expansion has caused, and is expected to continue to cause, strain on the Company's infrastructure, including its managerial, technical, financial and other resources. To manage further growth, the Company must continue to enhance financial controls and hire additional engineering and sales personnel. The Company's ability to manage any future growth effectively will require it to attract, train, motivate and manage new employees successfully, to integrate new employees into its overall operations and to continue to improve its operational systems. The Company may experience certain inefficiencies as it integrates new operations and manages geographically dispersed operations. There can be no assurance that the Company will be able to manage its expansion effectively, and a failure to do so could have a material adverse effect on the Company's results of operations. In addition, the Company's results of operations would be adversely affected if its new facilities do not achieve growth sufficient to offset increased expenditures associated with expansion.

     Expansion through acquisitions and internal growth has contributed to the Company's incurring significant accounting charges and experiencing volatility in its operating results. In the fourth quarter of fiscal 1996, the Company reported a substantial loss as a result of the write-off of in-process research and development charges related to the Astron acquisition and closure of a facility in Malaysia and a facility in China. In fiscal 1997, the Company reported charges associated with closing its manufacturing facility in Texas, downsizing manufacturing operations in Singapore, and writing off obsolete equipment and incurring severance obligations at the nCHIP semiconductor fabrication facility. There can be no assurance that the Company will not continue to experience volatility in its operating results or incur write-offs in connection with expansion, acquisitions and consolidation. Furthermore, the Company has recently completed the construction of significant new facilities in Guadalajara, Mexico, Doumen, China, and San Jose, California, resulting in new fixed and operating expenses, including substantial increases in depreciation expense that will increase the Company's cost of sales. There can be no assurances that the Company will utilize a sufficient portion of the capacity of these facilities to offset the impact of these expenses on its gross margins and operating income. If revenue levels do not increase sufficiently to offset these new expenses, the Company's operating results could be materially adversely affected.

     The Company is beginning the process of replacing its management information systems. The new systems will significantly affect many aspects of the Company's business including its manufacturing, sales and marketing, and accounting functions, and the Company's ability to integrate the Karlskrona Facilities, which must be converted to the new system, and the successful implementation of these systems will be important to facilitate future growth. The Company intends to implement the new system incrementally on a regional basis and currently anticipates that the implementation of the new management information systems will take at least 18 months. Delays or difficulties could be encountered in the implementation process, which could cause significant disruption in operations, including problems with the delivery of its products or an adverse impact on its ability to access timely and accurate financial and operating information and could materially increase the cost of implementing the new management information system. If the Company is not successful in implementing its new systems or if the Company experiences difficulties in such implementation, the Company's operating results could be materially adversely affected.

ACQUISITIONS

     Acquisitions have represented a significant portion of the Company's growth strategy, and the Company intends to continue to pursue attractive acquisition opportunities. Acquisitions involve a number of risks in addition to those described under "-- Management of Expansion and Consolidation" that could adversely affect the Company, including the diversion of management's attention, the integration and assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. The Company may not have had any experience with technologies, processes and markets involved with the acquired business and accordingly may lack the management and marketing experience that will be necessary to successfully operate and integrate the business. The successful operation of an acquired business will require communication and



                                       4.

cooperation in product development and marketing among senior executives and key technical personnel. Given the inherent difficulties involved in completing a major business combination, there can be no assurance that such cooperation will occur or that integration of the respective businesses will be successful and will not result in disruption in one or more sectors of the Company's business. In addition, there can be no assurance that the Company will retain key technical, management, sales and other personnel, that the market will favorably view the Company's entry into a new industry or market or that the Company will realize any of the other anticipated benefits of the acquisition. Furthermore, additional acquisitions would require investment of financial resources, and may require debt or equity financing. No assurance can be given that the Company will consummate any acquisitions in the future, that any past or future acquisition by the Company will not materially adversely affect the Company or that any such acquisition will enhance the Company's business.

     Since the Company's acquisition of Astron, the net sales generated by Astron's then-existing products and services, and by its products and services then under development, have grown at rates significantly lower than those anticipated by the Company at the time of the acquisition and significantly lower than those assumed in the independent valuation used by the Company in allocating the purchase price of Astron to the assets acquired. The Company has not yet completed development of other technologies that were material to its valuation of Astron and which it initially anticipated completing in fiscal 1996 and 1997. The completion of such development is subject to a number of uncertainties, including potential difficulties in optimizing manufacturing processes and the potential development of alternative technologies by competitors that could render Astron's technologies uncompetitive or obsolete. Accordingly, no assurances can be given as to whether, or when, the Company will be able to complete the development of such technologies, as to the cost of such development, or as to potential sales of products based on such technologies. The capabilities provided by the technologies under development may not otherwise be available to the Company. Accordingly, the failure by the Company to successfully develop such technologies would limit the Company's ability to compete effectively for business requiring certain advanced capabilities, and would prevent it from achieving the anticipated benefits of the Astron acquisition.

CUSTOMER CONCENTRATION; DEPENDENCE ON ELECTRONICS INDUSTRY

     A small number of customers are currently responsible for a significant portion of the Company's net sales. In fiscal 1997 and the first three months of fiscal 1998, the Company's five largest customers accounted for approximately 46% and 61%, respectively, of net sales. Approximately 13% and 11% of the Company's net sales for fiscal 1997 were derived from sales to Lifescan and U.S. Robotics, respectively. Approximately 30% and 10% of the Company's net sales for the first three months of fiscal 1998 were derived from sales to Ericsson and Advanced Fibre Communications, respectively. The Company anticipates that a small number of customers will continue to account for a large portion of its net sales as it focuses on strengthening and broadening relationships with leading OEMs.

     The composition of the group comprising the Company's largest customers has varied from year to year, and there can be no assurance that the Company's principal customers will continue to purchase products and services from the Company at current levels, if at all. For example, the Company expects that its sales to Global Village Communications in fiscal 1998 will be significantly lower than in recent periods. Significant reductions in sales to any of these customers, or the loss of one or more major customers, would have a material adverse effect on the Company. The Company generally does not obtain firm long-term volume purchase commitments from its customers, and over the past few years has experienced reduced lead-times in customer orders. In addition, customer contracts can be canceled and volume levels can be changed or delayed. The timely replacement of canceled, delayed, or reduced contracts with new business cannot be assured. These risks are exacerbated because a majority of the Company's sales are to customers in the electronics industry, which is subject to rapid technological change and product obsolescence. The factors affecting the electronics industry in general, or any of the Company's major customers in particular, could have a material adverse effect on the Company.

     Credit terms are extended to customers after performing credit evaluations, which continue throughout a customer's contract period. Credit losses have occurred in the past, and no assurances can be given that credit losses, which could be material, will not occur in the future. The Company's concentration of customers increases the risk that any credit loss would have a material adverse effect on the Company.

VARIABILITY OF CUSTOMER REQUIREMENTS AND OPERATING RESULTS

     Contract manufacturers must provide increasingly rapid product turnaround and respond to ever-shorter lead times. The Company generally does not obtain long-term purchase orders but instead works with its customers to anticipate the volume of future orders. In certain cases, the Company will procure components without a customer commitment to pay for them, and the Company must continually make other significant decisions for which it is responsible, including the levels of business that it will seek and accept, production schedules, personnel needs and other resource requirements. A variety of conditions, both specific to the individual customer and generally affecting the industry, may cause customers to cancel, reduce or delay orders. Cancellations, reductions or delays by a significant customer or by a group of customers would adversely affect the Company. On occasion, customers may require rapid increases in production, which can stress the Company's resources and reduce margins. Although the Company has increased its manufacturing capacity, there can be no assurance that the Company will have sufficient capacity at any given time to meet its customers' demands if such demands exceed anticipated levels.

     In addition to the variability resulting from the short-term nature of its customers' commitments, other factors have contributed, and may contribute in the future to significant periodic and quarterly fluctuations in the Company's results of operations. These factors include, among other things: timing of orders; volume of orders relative to the Company's capacity; customers' announcements, introductions and market acceptance of new products or new generations of products; evolution in the life cycles of customers' products; timing of expenditures in anticipation of future orders; effectiveness in managing manufacturing processes; changes in cost and availability of labor and components; product mix; and changes or anticipated changes in economic conditions. In addition, the Company's net sales are adversely affected by the observance of local holidays during the fourth fiscal quarter in Malaysia and China, reduced production levels in Sweden in July, and the reduction in orders by certain customers in the fourth fiscal quarter reflecting a seasonal slowdown following the Christmas holiday.

     Expansion through acquisition and internal growth has contributed to the Company's incurring significant accounting charges and to volatility in its operating results. In the fourth quarter of fiscal 1996, the Company reported a substantial loss as a result of the write off of in-process research and development charges related to the Astron acquisition and the closing of facilities in Malaysia and China. In fiscal 1997, the Company reported charges associated with closing of its manufacturing facility in Texas, downsizing manufacturing operations in Singapore and writing-off of obsolete equipment and incurring severance obligations at the nCHIP semiconductor fabrication facility. There can be no assurance that the Company will not continue to experience volatility in its operating results or incur write-offs in connection with expansion, acquisitions and consolidation.

     The market segments served by the Company are also subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recessionary period affecting the industry segments served by the Company could have a material adverse effect on the Company's results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period, and fluctuations in operating results may also result in fluctuations in the price of the Company's Ordinary Shares. In future periods, the Company's net sales or results of operations may be below the expectations of public market analysts and investors. In such event, the price of the Company's Ordinary Shares would likely be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE

     The markets in which the Company's customers compete are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. These conditions frequently result in short product life cycles. The Company's success will depend to a significant extent on the success achieved by its customers in developing and marketing their products, some of which are new and untested. If technologies or standards supported by customers' products become obsolete or fail to gain widespread commercial acceptance, the Company's business may be materially adversely affected.

     The Company has made substantial investments in developing advanced interconnect technological capabilities. These capabilities, primarily MCMs, miniature gold-finished PCBs and epoxy molding conductive compounds, currently account for a relatively small portion of the overall market for electronic interconnect products. The ability of the Company to achieve desired operating results will depend upon the extent to which customers design, manufacture and adopt systems based on these advanced technologies. There can be no assurance that the Company will be able to develop and exploit these technologies successfully. In addition, there can be no assurance that the Company will be able to exploit new technologies as they are developed or to adapt its manufacturing processes, technologies and facilities to address emerging customer requirements.

COMPETITION

     The electronics contract manufacturing industry is extremely competitive and includes hundreds of companies, several of whom have achieved substantial market share. The Company competes against numerous domestic and foreign contract manufacturers, and current and prospective customers also evaluate the Company's capabilities against the merits of internal production. In addition, in recent years the electronics contract manufacturing industry has attracted a significant number of new entrants, including large OEMs with excess manufacturing capacity, and many existing participants, including the Company, have substantially expanded their manufacturing capacity by expanding their facilities and adding new facilities. In the event of a decrease in overall demand for contract manufacturing services, this increased capacity could result in substantial pricing pressures, which could adversely affect the Company's operating results. Certain of the Company's competitors, including Solectron Corporation and SCI Systems, have substantially greater manufacturing, financial, research and development and marketing resources than the Company. The Company believes that the principal competitive factors in the segments of the contract manufacturing industry in which it operates are cost, technological capabilities, responsiveness and flexibility, delivery cycles, location of facilities, product quality and range of services available. Failure to satisfy any of the foregoing requirements could materially adversely affect the Company's competitive position.

RISK OF INCREASED TAXES

     The Company has structured its operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. If these tax incentives are not renewed upon expiration, if the tax rates applicable to the Company are rescinded or changed, or if tax authorities successfully challenge the manner in which profits are recognized among the Company's subsidiaries, the Company's taxes would increase and its results of operations and cash flow would be adversely affected. Substantially all of the products manufactured by the Company's Asian subsidiaries are sold to U.S.-based customers. While the Company believes that profits from its Asian operations are not sufficiently connected to the U.S. to give rise to U.S. federal or state income taxation, there can be no assurance that U.S. tax authorities will not challenge the Company's position or, if such challenge is made, that the Company would prevail in any such dispute. If the Company's Asian profits became subject to U.S. income taxes, the Company's worldwide effective tax rate would increase and its results of operations and cash flow would be adversely affected. The expansion by the Company of its operations in North America and

Northern Europe may increase its worldwide effective tax rate.

RISKS OF INTERNATIONAL OPERATIONS

     The Company has substantial manufacturing operations located in China, Malaysia, Sweden and the United States. In addition, the Company has recently constructed a manufacturing campus in Mexico, where the Company has never manufactured products. The Company's net sales derived from operations outside of the United States was $327.0 million in fiscal 1997, $161.8 million of which was derived from operations in Hong Kong and China, and was $148.4 million in the three months ended June 30, 1997, $50.0 million of which was derived from operations in Hong Kong and China. The geographical distances between Asia, North America and Europe create a number of logistical and communications challenges. Because of the location of manufacturing facilities in a number of countries, the Company is affected by economic and political conditions in those countries, including fluctuations in the value of currency, duties, possible employee turnover, labor unrest, lack of developed infrastructure, longer payment cycles, greater difficulty in collecting accounts receivable, the burdens and costs of compliance with a variety of foreign laws and, in certain parts of the world, political instability. Changes in policies by the U.S. or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer of funds, limitations on imports or exports, or the expropriation of private enterprises could also have a material adverse effect on the Company. The Company could also be adversely affected if the current policies encouraging foreign investment or foreign trade by its host countries were to be reversed. In addition, the attractiveness of the Company's services to its U.S. customers is affected by U.S. trade policies, such as "most favored nation" status and trade preferences for certain Asian nations. For example, trade preferences extended by the United States to Malaysia in recent years were not renewed in 1997.

     In particular, the Company's operations and assets are subject to significant political, economic, legal and other uncertainties in China and Mexico, where the Company is substantially expanding its operations.

     Risks Relating to China. The Company's operations and assets are subject to significant political, economic, legal and other uncertainties in China, where the Company is substantially expanding its operations. Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of foreign trade and investment and greater economic decentralization. No assurance can be given, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time to time. Despite progress in developing its legal system, China does not have a comprehensive and highly developed system of laws, particularly with respect to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation thereof may be inconsistent. As the Chinese legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors.

     The Company could also be adversely affected by the imposition of austerity measures intended to reduce inflation, the inadequate development or maintenance of infrastructure or the unavailability of adequate power and water supplies, transportation, raw materials and parts, or a deterioration of the general political, economic or social environment in China.

     In addition, China currently enjoys Most Favored Nation ("MFN") status granted by the United States, pursuant to which the United States imposes the lowest applicable tariffs on Chinese exports to the United States. The United States annually reconsiders the renewal of MFN trading status for China. No assurance can be given that China's MFN status will be renewed in the future years. China's loss of MFN status could adversely affect the Company by increasing the cost to the U.S. customers of products manufactured by the Company in China.

     The Company maintains certain administrative, procurement and manufacturing operations in Hong Kong, which may be influenced by the changing political situation in Hong Kong and by the general state of the Hong Kong economy. On July 1, 1997, sovereignty over Hong Kong was transferred from the

     United Kingdom to China, and Hong Kong became a Special Administrative Region ("SAR"). Based on current political conditions and the Company's understanding of the Basic Law of the Hong Kong SAR of China, the Company does not believe that the transfer of sovereignty over Hong Kong will have a material adverse effect on the Company. There can be no assurance, however, that changes in political, legal or other conditions will not result in such an adverse effect.

     Risks Relating to Mexico. The Mexican government exercises significant influence over many aspects of the Mexican economy. Accordingly, the actions of the Mexican government concerning the economy could have a significant effect on private sector entities in general and the Company in particular. In addition, during the 1980s, Mexico experienced periods of slow or negative growth, high inflation, significant devaluations of the peso and limited availability of foreign exchange. As a result of the Company's recent expansion in Mexico, economic conditions in Mexico will affect the Company.

CURRENCY FLUCTUATIONS

     While Flextronics transacts business predominantly in U.S. dollars and most of its revenues are collected in U.S. dollars, a portion of Flextronics' costs such as payroll, rent and indirect operation costs, are denominated in other currencies such as Singapore dollars, Swedish kronor, Hong Kong dollars, Malaysian ringgit, British pounds sterling and Chinese renminbi. Historically, fluctuations in foreign currency exchange rates have not resulted in significant exchange losses to the Company. As a result of the Karlskrona Acquisition, a significant portion of the Company's business has been, and is expected to continue to be, conducted in Swedish kronor. Changes in the relation of these and other currencies to the U.S. dollar will affect the Company's cost of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company's results of operations cannot be accurately predicted. The Company has historically not actively engaged in substantial exchange rate hedging activities. However, in August 1997 the Company began to engage in hedging activities with respect to its fixed kronor obligations in Sweden in order to minimize its exposure to fluctuations in exchange rates for Swedish kronor. There can be no assurance that the Company will implement any additional hedging techniques or that any of its hedging activities will be successful.

     Over the last five years, the Chinese renminbi has experienced significant devaluation against most major currencies. The establishment of the current exchange rate system as of January 1, 1994 produced a significant devaluation of the renminbi from $1.00 to Rmb 5.7 to approximately $1.00 to Rmb 8.7. The rates at which exchanges of renminbi into U.S. dollars may take place in the future may vary, and any material increase in the value of the renminbi relative to the U.S. dollar would increase the Company's costs and expenses and therefore would have a material adverse effect on the Company.

LIMITED AVAILABILITY OF COMPONENTS

     A substantial majority of the Company's net sales are derived from turnkey manufacturing in which the Company is responsible for procuring materials, which typically results in the Company bearing the risk of component price increases. At various times there have been shortages of certain electronics components, including DRAMs, memory modules, logic devices, ASICs, laminates, specialized capacitors and integrated circuits in bare-die form. Component shortages could result in manufacturing and shipping delays or higher prices which could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL AND SKILLED EMPLOYEES

     The Company's success depends to a large extent upon the continued services of key executives and skilled personnel. Generally, the Company's employees are not bound by employment or noncompetition agreements. The Company has entered into service agreements with certain officers, including Ronny Nilsson, Teo Buck Song, Michael McNamara and Tsui Sung Lam, some of which contain non-competition provisions and provides its officers and key employees with stock options that are structured to incentivize such employees to remain with the Company. However, there can be no assurance as to the ability of the Company to retain its officers and key employees. The loss of such personnel could have a material adverse effect on the

Company. The Company's business also depends upon its ability to continue to recruit, train and retain skilled and semi-skilled employees, particularly administrative, engineering and sales personnel. There is intense competition for skilled and semi-skilled employees, particularly in the San Jose, California market, and the Company's failure to recruit, train and retain such employees could adversely affect the Company's results of operations.

ENVIRONMENTAL COMPLIANCE RISKS

     The Company is subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during its manufacturing process. Substrates for its MCMs are manufactured on a semiconductor-type fabrication line in California owned by the Company. The Company is also expanding its PCB fabrication operations in China. Proper handling, storage and disposal of the metals and chemicals used in these manufacturing processes are important considerations in avoiding environmental contamination. Although the Company believes that its facilities are currently in material compliance with applicable environmental laws, and it monitors its operations to avoid violations arising from human error or equipment failures, there can be no assurances that violations will not occur. In the event of a violation of environmental laws, the Company could be held liable for damages and for the costs of remedial actions and could also be subject to revocation of its effluent discharge permits. Any such revocations could require the Company to cease or limit production at one or more of its facilities, thereby having a material adverse effect on the Company's operations. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which could have a material adverse effect on the Company.

PROTECTION OF INTELLECTUAL PROPERTY

     The Company relies on a combination of patent, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its intellectual property. The Company seeks to protect certain of its technology under trade secret laws, which afford only limited protection. There can be no assurance that any of the Company's pending patent applications will be issued or that intellectual property laws will protect the Company's intellectual property rights. In addition, there can be no assurance that any patent issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary. Furthermore, there can be no assurance that others will not independently develop similar technology or design around any patents issued to the Company. Moreover, effective protection of intellectual property rights may be unavailable or limited in certain foreign countries in which the Company operates. In particular, the Company may be afforded only limited protection of its intellectual property rights in China.

     The Company may in the future be notified that it is infringing certain patent or other intellectual property rights of others, although there are no such pending lawsuits against the Company or unresolved notices that it is infringing intellectual property rights of others. No assurance can be given that in the event of such infringement, licenses could be obtained on commercially reasonable terms, if at all, or that litigation will not occur. The failure to obtain necessary licenses or other rights or the occurrence of litigation arising out of such claims could materially adversely affect the Company.

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL

     Certain provisions of the Singapore Companies Act (Chapter 50) and the Singapore Code on Takeovers and Mergers could make it more difficult for a third party to acquire control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for Ordinary Shares of the Company. Certain of such provisions impose various procedural and other requirements which could make it more difficult for shareholders to effect certain corporate actions. See "Description of Capital Shares -- Takeovers."

VOLATILITY OF MARKET PRICE OF ORDINARY SHARES


     The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies and that have often been unrelated to or disproportionately impacted by the operating performance of such companies. There can be no assurance that the market for the Ordinary Shares will not be subject to similar fluctuations. Factors such as fluctuations in the operating results of the Company, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market prices of the Company's securities, including the Ordinary Shares.



                        ENFORCEMENT OF CIVIL LIABILITIES

     The Company is incorporated in Singapore under the Companies Act. Certain of its directors and executive officers (and certain experts named in this Prospectus) reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of the assets of the Company (other than its U.S. subsidiaries), are located outside the United States. As a result, it may not be possible for persons purchasing Ordinary Shares to effect service of process within the United States upon such persons or the Company or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. The Company has been advised by its Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.



                                   DIVIDENDS

     Since inception, the Company has not declared or paid any cash dividends on its Ordinary Shares, and its credit facility prohibits the payment of cash dividends without the lenders' prior consent. The Company anticipates that all earnings in the foreseeable future will be retained to finance the continuing development of its business.


                              SELLING SHAREHOLDERS

        The following table sets forth the number of Ordinary Shares owned by each of the Selling Shareholders. Except as indicated, none of the Selling Shareholders has had a material relationship with the Company or with Fine Line within the past three years other than as a result of the ownership of the Shares or other securities of the Company or Fine Line. Because the Selling Shareholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:



                                      10.

                                                                            Number of
                                                                             Shares
                                     Number of Shares     Percent of     Registered for
                                       Beneficially       Outstanding         Sale
    Name of Selling Shareholder           Owned             Shares          Hereby(1)
--------------------------------------------------------------------------------------------
Richard E. Davis, Jr. and
Jacqueline J. Davis                      102,505                *           102,505

Paul N. Burns                             68,336                *            68,336

John F. Cooper and
Mary I. Cooper                            30,148                *            30,148

Joseph Windmiller                         22,332                *            22,332

             Total                       223,321                            223,321

------------------
 *   less than one percent.

(1) This Registration Statement shall also cover any additional Ordinary Shares which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding Ordinary Shares.

                               SALE OF THE SHARES

         The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Ordinary Shares of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7 and any



                                       11.

successors thereto, which provisions may limit the timing of purchases and sales of the Company's Ordinary Shares by the Selling Shareholders.

         The Shares were originally issued to former shareholders of Fine Line in connection with the statutory merger of Fine Line through a merger of Fine Line with and into Flextronics International USA, Inc., a wholly-owned subsidiary of the Company, pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company has agreed to pay all fees and expenses incident to the filing of this Registration Statement.

                                   THE MERGER

         On November 25, 1996, the Company acquired Fine Line by the statutory merger (the "Merger") of Fine Line with and into a wholly-owned subsidiary of the Company, Flextronics International USA, Inc., a California corporation ("Sub"). The Merger was accomplished pursuant to the Agreement and Plan of Reorganization, dated as of November 25, 1996, among the Company, Fine Line and Sub, and a related Agreement of Merger (collectively, the "Merger Agreements"). The Merger of Fine Line with and into Sub occurred following the approval by written consent of the Merger Agreements by the shareholders of Fine Line and satisfaction of certain other closing conditions. As a result of the Merger, the Company became the owner of 100% of the issued and outstanding common stock of Fine Line. The terms of the Merger Agreements were the result of arm's-length negotiations among the parties.

         A total of 223,321 of the Company's Ordinary Shares were issued to former Fine Line shareholders in exchange for the acquisition by Sub of all outstanding Fine Line capital stock. The shares issued to Fine Line shareholders were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California and Allen & Gledhill, Singapore.


                                     EXPERTS


         The consolidated financial statements of Flextronics International Ltd., appearing in Flextronics International Ltd.'s Annual Report (Form 10-K) for the year ended March 31, 1997, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                       12.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:


         SEC Registration fee.....................................       $1,759
         Printing and engraving expenses..........................        5,000
         Legal expenses...........................................        5,000
         Blue Sky expenses........................................        1,000
         Accounting fees and expenses.............................        1,000
         Miscellaneous............................................        1,000
                                                                         ------
                  Total...........................................     $ 14,759
                                                                         ======


ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         As permitted by the laws of Singapore, the Articles provide that, subject to the Companies Act, the Company's directors and officers will be indemnified by the Company against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee of the Company and in which judgment is given in their favor or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by the Company against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the Company.

ITEM 16.   EXHIBITS.


5.1      Opinion of Brobeck, Phleger & Harrison LLP.*
5.2      Opinion of Allen & Gledhill.*
23.1     Consent of Ernst & Young Singapore (incorporated by reference to
         Exhibit 23.1 to Amendment No.2 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, as amended on Form 10-K/A).
23.2     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
23.3     Consent of Allen & Gledhill (included in Exhibit 5.2).
24.1     Power of Attorney (included on page II-3 of this Registration
         Statement).
-------------
*  Previously filed


ITEM 17.   UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post- effective amendment by (i) and
(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to direc- tors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, State of California on this 29th day of September, 1997.



                                 FLEXTRONICS INTERNATIONAL LTD.


                                 By:   /s/ Michael E. Marks
                                     -----------------------------------------
                                     Michael E. Marks
                                     Chairman and Chief Executive Officer






         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                  Signature                         Title                              Date
                  ---------                         -----                              ----
/s/ MICHAEL E. MARKS                   Chairman of the Board, and                 September 29, 1997
----------------------------------     Chief Executive Officer
Michael E. Marks                       (principal executive officer)

           *
----------------------------------     President, Chief Operating                 September 29, 1997
Tsui Sung Lam                          Officer and Director


           *
----------------------------------     Senior Vice President of Finance           September 29, 1997
Robert R.B. Dykes                      and Administration and Director
                                       (principal financial and accounting
                                       officer)

           *
----------------------------------     Director                                   September 29, 1997
Bernard J. Lacroute

           *
----------------------------------     Director                                   September 29, 1997
Michael J. Moritz

           *
----------------------------------     Chairman, Astron Group Limited             September 29, 1997
Stephen J.L. Rees                      Director

           *
----------------------------------     Director                                   September 29, 1997
Richard L. Sharp


*By:  /s/  MICHAEL E. MARKS
      ----------------------------
      Michael E. Marks
      Attorney-in-Fact



                         FLEXTRONICS INTERNATIONAL LTD.

                                INDEX TO EXHIBITS


                                                                                                   Sequentially
                                                                                                     Numbered
Exhibit      Description                                                                               Page
-------      ------------                                                                         -------------
5.1          Opinion of Brobeck, Phleger & Harrison LLP.........................................

5.2          Opinion of Allen & Gledhill, Singapore.............................................

23.1         Consent of Ernst & Young, Singapore (incorporated by reference to Exhibit 23.1 to Amendment No. 2 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997)..............................................................

23.2         Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)...............

23.2         Consent of Allen & Gledhill, Singapore (included in Exhibit 5.2)...................

24.1         Power of Attorney (included on Page II-3 of this Registration Statement)...........